Registration No. 333-204650

Registration No. 333-168265

Registration No. 333-168264

As filed with the Securities and Exchange Commission on May 2, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION 333-204650

FORM S-8 REGISTRATION 333-168265

FORM S-8 REGISTRATION 333-168264

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cape Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	26-1294270
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

225 North Main Street

Cape May Court House, New Jersey 08210

(Address of Principal Executive Offices)

Colonial Financial Services, Inc. 2011 Equity Incentive Plan

Colonial Bank, FSB 401(k) Savings Plan

Cape Bancorp, Inc. 2008 Equity Incentive Plan

Cape Bank Employees’ Savings & Profit Sharing Plan and Trust

(Full Title of the Plans)

Copies to:

Mr. Michael D. Devlin	Marc P. Levy, Esquire
President and	Luse Gorman, PC
Chief Executive Officer	5335 Wisconsin Ave., N.W., Suite 780
Cape Bancorp, Inc.	Washington, DC 20015-2035
225 North Main Street Cape May Court House,	(202) 274-2000
New Jersey 08210
(609) 465-5600
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SHARES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by OceanFirst Financial Corp. (“OceanFirst”), as successor-in-interest to Cape Bancorp, Inc. (the “Company or “Registrant”), remove from registration all shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-168264), which was filed with the SEC on July 22, 2010, pertaining to the registration of an indeterminate number of participation interests in the Cape Bank Employees’ Savings & Profit Sharing Plan and Trust.

•	Registration Statement on Form S-8 (No. 333-168265), which was filed with the SEC on July 22, 2010, pertaining to the registration of 1,863,892 shares of Common Stock reserved for future issuance under the Cape Bancorp, Inc. Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-204650), which was filed with the SEC on June 2, 2015, pertaining to the registration of (i) an indeterminate amount of interests to be offered or sold pursuant to the Colonial Bank, FSB 401(k) Savings Plan, and (ii) 71,238 shares of Common Stock reserved for future issuance under the Colonial Financial Services, Inc. 2011 Equity Incentive Plan.

On May 2, 2016, pursuant to an Agreement and Plan of Merger, dated as of January 5, 2016, by and among OceanFirst, Justice Merger Sub Corp., a wholly-owned subsidiary of OceanFirst (“Merger Sub”), and the Company, the Company merged with and into OceanFirst following an interim merger between the Company and Merger Sub (collectively, the “Merger”).

In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cape May Court House, State of New Jersey, on this 2nd day of May, 2016.

OCEANFIRST FINANCIAL CORP. (as successor-in-interest to CAPE BANCORP, INC.)

By:	/s/ Michael J. Fitzpatrick
Name: Michael J. Fitzpatrick
Title: Executive Vice President & CFO
(Duly Authorized Representative)